EXHIBIT G

PROPOSED FORM OF FEDERAL REGISTER NOTICE

     SECURITIES AND EXCHANGE COMMISSION

     (Release No. 35-     )

     Filings under the Public Utility Holding Company Act of 1935, as amended (“Act”)

          Notice is hereby given that the following filing(s) has/have been made with the Commission pursuant to provisions of the Act and rules promulgated thereunder. All interested persons are referred to the application(s) and/or declaration(s) for complete statements of the proposed transaction(s) summarized below. The application(s) and/or declaration(s) and any amendments thereto is/are available for public inspection through the Commission’s Office of Public Reference.

          Interested persons wishing to comment or request a hearing on the application(s) and/or declaration(s) should submit their views in writing by           2004 to the Secretary, Securities and Exchange Commission, Washington, D.C. 20549, and serve a copy on the relevant applicant(s) and/or declarant(s) at the address(es) as specified below. Proof of service (by affidavit or, in case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in the matter. After           2004, the application(s) and/or declaration(s), as filed or as amended, may be granted and/or permitted to become effective.

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     WGL HOLDINGS, INC., ET AL. (70-    )

          WGL Holdings, Inc. (“WGL Holdings”), a registered holding company, its public-utility subsidiary company, Washington Gas Light Company (“Washington Gas Light”), and WGL Holdings’ non-utility subsidiary companies, Crab Run Gas Company (“Crab Run”), Hampshire Gas Company (“Hampshire”) and Washington Gas Resources, Inc. (“Washington Gas Resources”) and certain non-utility subsidiaries of Washington Gas Resources, including American Combustion Industries, Inc. (“ACI”), Brandywood Estates, Inc. (“Brandywood”), WG Maritime Plaza I, Inc. (“WG Maritime”), Washington Gas Energy Services, Inc. (“WG Services”) Washington Gas Energy Systems, Inc. (“WG Systems”) Washington Gas Consumer Services, Inc. (“WG Consumer Services”) and Washington Gas Credit Corporation (“Credit Corp.”) (the “Non-utility Subsidiaries”) (Washington Gas and the Non-utility Subsidiaries herein referred to collectively as the “Subsidiaries” and all companies collectively being referred to as the “Applicants”), each located at 101 Constitution Ave. N.W.; Washington, D.C. 20080 have filed an application-declaration (“Application”) under sections 6(a), 7, 9(a), 10, 12(b) and 12(c) of the Act and rules 43, 45,46, 53 and 54 under the Act.

          Applicants request authority to engage in a variety of financing transactions, credit support arrangements, and other related proposals, as more fully described below, commencing on effective date of an order issued under this filing and ending on March 30, 2007 (“Authorization Period”).

          I . General Terms and Conditions

          Financing by each Applicant will be subject to the following limitations (“Financing Parameters”); (a) the debt borrowings will bear interest at rates not to exceed 500 basis points over the comparable term U.S. Treasury securities and (b) the effective cost of money on short-term debt borrowings will not exceed 300 basis points over the comparable term London Interbank Offered Rate (“LIBOR”); (c) the maturity of long- term indebtedness will not exceed 50 years.

          Applicants represent that at all times during the Authorization Period, WGL Holdings, and each Utility Subsidiary will each maintain common equity (as reflected in the most recent 10-K or 10-Q filed with the Commission under the Securities and Exchange Act of 1934, as amended, (“1934 Act”) adjusted to reflect changes in capitalization since the balance sheet date therein) of at least 30% of its consolidated capitalization (common equity, preferred stock, long-term and short-term debt), provided that WGL Holdings will, in any event, be authorized to issue common stock (including under the dividend reinvestment or employment plans described below), to the extent authorized in this filing.

               WGL Holdings further represents that apart from securities issued for the purpose of funding money pool operations, no guarantees or other securities, other than Common Stock, may be issued in reliance upon the authorization granted by the Commission pursuant to this Application, unless (i) the security to be issued, if rated, is rated investment grade; (ii) all outstanding securities of the issuer that are rated are rated investment grade; and (iii) all outstanding securities of the top level registered holding company that are rated are rated investment grade. For purposes of this provision, a security will be deemed to be rated investment grade if it is rated investment grade by at least one nationally recognized securities rating organization. The ratings test will not apply to any issuance of common stock. Applicants request that the Commission reserve jurisdiction over the issuance of any such securities that are rated below investment grade. Applicants further request that the Commission reserve jurisdiction over the issuance of any guarantee or other securities at any time that the conditions set forth in clauses (i) through (iii) above are not satisfied.

          II. Background and Current Proposal

          By order dated October 13, 2000, (as supplemented and amended in subsequent Commission orders, collectively, the “Financing Orders”)1/, the Commission found that (i) the Washington Gas distribution system constitutes an “integrated public utility system under the Act, (ii) all the direct and indirect Nonutility Subsidiaries and investments are retainable under the Act and the Gas-Related Activities Act. In addition, the Commission authorized the Applicants to engage in certain financing activities through March 31, 2004, including (i) issuance and sale by WGL Holdings of common stock, short-term debt, long-term debt and other forms of preferred or equity linked securities; (ii) the issuance of short-term debt securities by Washington Gas; (iii) to the extent not exempt by Rule 52(b), issuance and sale of debt

1/	Holding Company Act Release Nos. 35-27253 (October 13, 2000) and 35-27499 (March 15, 2002).

securities by the Non-Utility Subsidiaries; (iii) issuance of guarantees and other forms of credit support by WGL Holdings with respect to the Subsidiaries; (iv) to the extent not exempt by Rules 45(b) and 52, the issuance of guarantees and other forms of credit support by Washington Gas and the Non-Utility Subsidiaries; (v) hedging transactions to be entered into by WGL Holdings, and to the extent not exempt pursuant to Rule 52, by the Subsidiaries; (vi) formation of a system money pool (the “Money Pool”), subject to a reservation of jurisdiction pending receipt of approval by the State Corporation Commission of Virginia; (vii) to the extent not exempt by Rule 52, authority for the Subsidiaries to borrow from, contribute funds to the Money Pool and to lend and extend credit to (and acquire promissory notes from) one another through the Money Pool, (viii) under certain circumstances described in the Application, authority to change the terms of any Subsidiary’s authorized capital stock capitalization by amounts deemed appropriate by WGL Holdings or other intermediate parent company; (ix) acquisition of the equity securities and related transactions of one or more financing subsidiaries (“Financing Subsidiaries”) by WGL Holdings and the Subsidiaries; (x) acquisition by WGL Holdings, directly or indirectly through a Non-Utility Subsidiary, of the equity securities of one or more new subsidiary companies (“Intermediate Subsidiaries’) formed exclusively for the purpose of acquiring, holding and/or financing the acquisition of the securities of or other interest in certain exempt companies (“Exempt Companies”), Rule 58 Companies or other non-exempt Non-Utility Subsidiaries and to provide management, administrative, project development and operating services to such entities to the extent not exempt from the Act or otherwise permitted under the Act and Rules promulgated thereunder; (xi) consolidation or other reorganization of any part of the WGL Holdings direct or indirect ownership interests in the Non-Utility Subsidiaries, and the activities and functions related to those investments, under one or more Intermediate Subsidiaries; (xii) investment in certain energy consumer financing activities, as described in the Application; (xiii) payment of dividends by current and future Non-Utility Subsidiaries out of capital and unearned surplus, to the extent permitted under corporate law; (xiv) execution of service agreements among WGL Holdings and the Subsidiaries and provision of services by the Subsidiaries under those agreements.

          In their Application, Applicants seek authority for the transactions discussed below and request authority to engage in the transactions in the Application during the period from the effective date of the order in this proceeding through the Authorization Period. Also, Applicants state that the proceeds from the sale of securities in external financing transactions will be used for general corporate purposes including (i) the financing, in part, of the capital expenditures of the WGL Holdings system; (ii) the financing of working capital requirements of the WGL Holdings system; (iii) the acquisition, retirement or redemption under rule 42 of securities previously issued by WGL Holdings or the Subsidiaries or as otherwise authorized by Commission; (iv) direct or indirect investment in companies authorized under the Act or by Commission rule (including exempt wholesale generators (“EWGs”), exempt telecommunication companies (“ETCs”) or foreign utility companies (“FUCOs”) or in a separate proceeding; and (v) other lawful purposes. Applicants represent that no such financing proceeds will be used to acquire the securities of or other interest in any company unless such acquisition is authorized by an order of the Commission or an available exemption under the Act. The aggregate amount of proceeds of financings and guaranties used to fund investments in EWGs and FUCOs will not, when added to WGL Holdings “aggregate investment” in these entities at any in time, exceed 50% of WGL Holdings “consolidated retained earnings” as defined in rule 53(a)(1).

A.     WGL Holdings External Financing

          WGL Holdings seeks authority to issue and sell long-term debt securities (“Debentures”), common stock, preferred stock and other forms of preferred or equity-linked securities up to an aggregate amount of $300 million during the Authorization Period. In addition, WGL Holdings proposes to issue and reissue from time to time up to $300 million of short-term indebtedness in the form of commercial paper, bank borrowings or borrowings from financial institutions having a maturity of one year or less (“Short-term Debt”). Common stock may be issued in one or more public or private transactions, as consideration for the acquisition of the securities or assets of other companies, pursuant to the WGL Holdings dividend reinvestment and common stock purchase plan, and pursuant to certain stock based plans that WGL Holdings maintains for its employees and directors. The Debentures may have maturities ranging from one to 50 years. The maturity dates, interest rates, call and/or put options, redemption and sinking fund provisions and conversion features, if any, with respect to Debentures of a particular series, as well as any associated placement, underwriting or selling agent fees, commissions and discounts, if any, will be established by negotiation or competitive bidding.

B.     Washington Gas Light Short-Term Debt

          Washington Gas Light requests authority to issue and sell from time to time during the Authorization Period notes and other evidence of indebtedness having a maturity of one year or less in an aggregate principal amount outstanding at any one time not to exceed $350 million. Short-term financing could include, without limitation, commercial paper sold in established domestic or Euorpean commercial paper markets, bank lines of credit and other debt securities. The effective cost of money on short term debt of Washington Gas will not exceed 300 basis points over LIBOR for maturities of one year or less at the time of issuance.

C.     WGL Holdings Guarantees and Capital Maintenance Agreements

          WGL Holdings requests authorization to enter into guarantees and capital maintenance agreements, obtain letters of credit, enter into expense agreements or otherwise provide credit support on behalf or for the benefit of any subsidiary as may be appropriate to enable such subsidiary to carry on its ordinary business in an aggregate principal amount not to exceed $400 million outstanding at any one time.

D.     Loans to Nonutility Subsidiaries

          To the extent not exempt under Rule 52(b), Applicants request authority to make loans to associate companies at interest rates and maturities designed to provide a return to thelending company of not less than its effective cost of capital.

E.     Non-Utility Subsidiary Guarantees

          The non-utility subsidiaries of WGL Holdings propose to provide guarantees and other forms of credit support on behalf or for the benefit of other non-utility subsidiaries in an aggregate principal amount not to exceed $200 million outstanding at any one time, exclusive of any guarantees and other forms of credit support that are exempt pursuant to Rule 45(b)(7) and Rule 52(b).

F.     Hedging Transactions

          WGL Holdings, and to the extent not exempt pursuant to Rule 52, its subsidiaries, request authorization to enter into interest rate hedging transactions with respect to existing and future indebtedness, subject to certain limitations and restrictions, in order to reduce or manage interest rate risk.

G.     Money Pool

          WGL Holdings and its Subsidiaries propose to continue operation of the system money pool (“Money Pool”). To the extent not exempted by Rule 52, the Subsidiaries also request authorization to make unsecured short-term borrowings from the Money Pool and to contribute surplus funds to the Money Pool and to lend and extend credit to (and acquire promissory notes from) one another through the Money Pool. Washington Gas Light requests authority to borrow up to $350 million at any one time outstanding from the Money Pool. WGL Holdings may lend to the Money Pool but may not borrow from it.

H.     Changes in Subsidiary Capital Stock

          WGL Holdings requests authority to change the terms of any wholly owned subsidiary’s authorized capital stock capitalization by an amount deemed appropriate by WGL Holdings or other intermediate parent company in the instant case.

I.     Financing Subsidiaries

          The Applicants request authority to acquire, directly or indirectly, the equity securities of one or more corporations, trusts, partnerships or other entities (hereinafter, “Financing Subsidiaries”) created specifically for the purpose of facilitating the financing of the authorized and exempt activities (including exempt and authorized acquisitions) of WGL Holdings and its subsidiaries through the issuance of long-term debt or equity securities, including but not limited to monthly income preferred securities, to third parties. Financing Subsidiaries would loan, dividend or otherwise transfer the proceeds of any such financing to its parent or to other subsidiaries.

J.     Intermediate Subsidiaries

          WGL Holdings proposes to acquire, directly or indirectly through a non-utility subsidiary, the securities of one or more new subsidiary companies (“Intermediate Subsidiaries”) which may be organized exclusively for the purpose of acquiring, holding and/or financing the acquisition of the securities of or other interest in one or more EWGs or FUCOs, Rule 58 Companies, ETCs or other non-exempt non-utility subsidiaries (as authorized in this proceeding or in a separate proceeding), provided that Intermediate Subsidiaries may also engage in development activities and administrative activities relating to such subsidiaries.

K.     Payment of Dividends out of Capital and Unearned Surplus

          WGL Holdings also proposes, on behalf of each of its current and future non-exempt non-utility subsidiaries that such companies be permitted to pay dividends with respect to the securities of such companies out of capital and unearned surplus (including revaluation reserve), to the extent permitted under applicable corporate law.